As filed with United States Securities and Exchange Commission on June 3, 2021

Registration No: 333-255703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Holicity Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-1270303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Carillon Point
Kirkland, WA 98033
Telephone: (425) 278-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig O. McCaw
Chairman of the Board
Holicity Inc.
2300 Carillon Point
Kirkland, WA 98033
Telephone: (425) 278-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason D. Osborn David A. Sakowitz Winston & Strawn LLP 200 Park Avenue New York, NY 10166 (212) 294-6700	Carl P. Marcellino Paul D. Tropp Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 (212) 596-9000	Chris Kemp Kelyn Brannon Astra Space, Inc. 1900 Skyhawk Street Alameda, CA 94501 (866) 278-7217

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, par value $0.0001 per share	146,719,872	(1)	$10.00	$1,467,198,720.00	(2)	$160,071.38	(3)
Class B common stock, par value $0.0001 per share	56,280,128	(4)	$10.00	$562,801,280.00	(5)	$61,401.62	(3)
Class A common stock, par value $0.0001 per share	56,280,128	(6)	10.00	—		—	(7)
Class A common stock, par value $0.0001 per share	15,333,309	(8)	10.00	$153,333,110.00		$16,728.64
Total				$2,183,333,110.00		$238,201.64

(1)     Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Holicity Class A common stock”), of the registrant (“Holicity”) estimated to be issued in connection with the business combination described herein (the “Business Combination”). Such maximum number of shares of Holicity Class A common stock is based on the sum of: (a) shares of Holicity Class A common stock to be issued to the holders of shares of Class A common stock, par value $0.000001 per share (“Astra Class A common stock”), of Astra Space, Inc. (“Astra”) and (b) shares of preferred stock, par value $0.000001 per share (“Astra preferred stock”), of Astra and (c) shares of Astra Class A common stock underlying options to purchase shares of Astra Class A common stock (“Astra Options”) and warrants to purchase shares of Astra Class A common stock (“Astra Warrants”) that do not represent legally outstanding shares of New Astra Class A common stock at Closing.

(2)     Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 146,719,872 shares of Holicity Class A common stock and (ii) $10.00, the average of the high and low trading prices of Holicity Class A common stock on May 27, 2021 (within five business days prior to the date of this Registration Statement).

(3)     Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(4)     Shares of Class B common stock, par value $0.0001 per share (“Holicity Class B common stock”) of Holicity to be issued to the holders of shares of Class B common stock, and to each share of Astra Class A common stock held by Chris Kemp (“Kemp”) and Adam London (“London”) (each an “Astra Founder” and together the “Astra Founders”), par value $0.000001 per share (“Astra Class B common stock”) of Astra.

(5)     Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 7,500,000 shares of Holicity Class B common stock and (ii) $10.00, the average of the high and low trading prices of Holicity Class A common stock on May 27, 2021 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, the Holicity Class B common stock is treated as having the same value as the Holicity Class A common stock as each share of Holicity Class B common stock is convertible into one share of Holicity Class A common stock.

(6)     Holicity Class A common stock issuable upon the conversion of Holicity Class B common stock.

(7)     Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

(8)     Represents shares of New Astra Class A common stock to be issued upon the exercise of (i) 9,999,976 warrants to purchase New Astra Class A common stock underlying units issued in Holicity’s initial public offering (“public warrants”) and (ii) 5,333,333 warrants to purchase shares of Holicity Class A common stock underlying units issued in a private placement simultaneously with the closing of Holicity’s initial public offering (“private placement warrants” and, together with the public warrants, the “Holicity warrants”). The Holicity warrants will convert into warrants to acquire shares of New Astra Class A common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Holicity Inc. is filing this Amendment No. 4 to its registration statement on Form S-4 (File No. 333-255703) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, Holicity’s charter provides that a director will not be personally liable to Holicity or Holicity’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Holicity or Holicity’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Holicity’s charter provides that Holicity will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Holicity has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Holicity to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Holicity, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New Astra’s certificate of incorporation will provide for indemnification of New Astra’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and New Astra’s bylaws will provide for indemnification of New Astra’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, New Astra will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New Astra, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1**	Business Combination Agreement, dated as of February 2, 2021, by and among Holicity Inc., Holicity Merger Sub Inc. and Astra Space, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
3.1**	Certificate of Incorporation of Holicity Inc. (incorporated by reference to Exhibit 3.1 of Holicity’s Form S-1/A (File No. 333-239926), filed with the SEC on July 30, 2020.
3.2**	Amended and Restated Certificate of Incorporation of Holicity Inc. (incorporated by reference to Exhibits 3.1 of Holicity’s Current Report on Form 8-K (File No. 001-39426), filed with the SEC on August 10, 2020).
3.3**	Amendment No. 1 to Amended and Restated Certificate of Incorporation of Holicity Inc. (incorporated by reference to Exhibit 3.2 of Holicity’s Current Report on Form 8-K (File No. 001-39426), filed with the SEC on August 10, 2020).
3.4**	Bylaws of Holicity Inc. (incorporated by reference to Exhibit 3.3 of Holicity’s Form S-1/A (File No. 333-239926), filed with the SEC on July 30, 2020).
3.5**	Form of New Astra Charter (included as Annex B to this proxy statement/prospectus).
3.6**	Form of New Astra Bylaws (included as Annex C to this proxy statement/prospectus).
4.1**	Specimen Class A Common Stock Certificate.
4.2**	Warrant Agreement, dated as of August 4, 2020, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Holicity Inc.’s Current Report on Form 8-K (File No. 001-39426), filed with the SEC on August 10, 2020).
5.1**	Opinion of Winston & Strawn LLP as to the validity of the securities being registered.
8.1**	Opinion of Winston & Strawn LLP as to certain tax matters.
10.1**	Form of Astra Space, Inc. 2021 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.2**	Form of Subscription Agreement, dated February 2, 2021, by and between Holicity Inc., and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
10.3**	Investors’ Rights Agreement, dated February 2, 2021, by and among Holicity Inc., Astra Space, Inc. and certain of its stockholders (incorporated by reference to Exhibit 10.2 of Holicity’s Current Report on Form 8-K (File No. 001-39426), filed with the SEC on February 2, 2021.
10.4**	Form of Director Nomination Agreement, by and among Holicity Inc., Astra Space Inc. and the director to be named therein (attached to the proxy statement/prospectus, which forms a part of this registration statement as Annex E).
10.5**	Support Agreement, dated as of February 2, 2021, by and among Holicity Inc. and certain Supporting Stockholders of Astra Space, Inc. (incorporated by reference to Exhibit 10.3 of Holicity’s Current Report on Form 8-K (File No. 001-39426), filed with the SEC on February 2, 2021.
10.6**	Sponsor Agreement, dated as of February 2, 2021, by and among Pendrell Corporation and Astra Space, Inc. (incorporated by reference to Exhibit 10.4 of Holicity’s Current Report on Form 8-K (File No. 001-39426), filed with the SEC on February 2, 2021.
10.7**	Form of Astra Space, Inc. 2021 Employee Stock Purchase Plan (attached to the proxy statement/prospectus, which forms a part of this registration statement as Annex G).
10.8**	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Chris Kemp.
10.9**	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Adam London.
10.10**	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Kelyn Brannon.
10.11**	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Martin Attiq.
23.1**	Consent of WithumSmith+Brown, PC.
23.2**	Consent of Grant Thornton LLP.
23.3**	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereto).
24.1**	Power of Attorney (included on signature page hereto).
99.1	Form of Preliminary Proxy Card.

Exhibit	Description
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
**	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 3rd day of June, 2021.

Holicity Inc.

By:	/s/ Craig McCaw
Name:	Craig McCaw
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Craig McCaw and Steve Ednie his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Craig McCaw	Chief Executive Officer and Director	June 3, 2021
Craig McCaw	(Principal Executive Officer)

/s/ Randy Russell	Chief Investment Officer	June 3, 2021
Randy Russell

/s/ Steve Ednie	Chief Financial Officer and Secretary	June 3, 2021
Steve Ednie	(Principal Financial and Accounting Officer)

/s/ R. Gerard Salemme	Director	June 3, 2021
R. Gerard Salemme

/s/ Dennis Weibling	Director	June 3, 2021
Dennis Weibling

/s/ Wayne Perry	Director	June 3, 2021
Wayne Perry

/s/ Cathleen A. Massey	Director	June 3, 2021
Cathleen A. Massey